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                                                                   EXHIBIT 23.6

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the incorporation by reference in the Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4 of Cabletron Systems, Inc. of our report dated March 31, 1997 appearing on page 18 of the NetVantage, Inc. Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the application of such report to the Financial Statement Schedule for the two years ended December 31, 1996 listed under Item 14 (a)(2) of such Annual Report on Form 10-K when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule. We also consent to the reference to us under the heading "Experts" in such Proxy Statement/Prospectus.

PricewaterhouseCoopers LLP

Costa Mesa, California
July 28, 1998